EXHIBIT 5
                             Quarles & Brady LLP
                          411 East Wisconsin Avenue
                          Milwaukee, WI  53202-4497
                            Phone:  (414) 277-5000
                             Fax:  (414) 271-3552
                                www.quarles.com



                                 June 6, 2003


The Ziegler Companies, Inc.
250 East Wisconsin Avenue
Suite 2000
Milwaukee, WI 53202

        Re: The Ziegler Companies, Inc. Mandatory Deferred Bonus Plan The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of The Ziegler Companies Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 100,000 shares of Common Stock, $1.00 par value per share, of the Company (the "Shares") pursuant to The Ziegler Companies, Inc. Mandatory Deferred Bonus Plan and The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan (collectively, the "Plans").

         We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date;
(iii) the Plans; (iv) the corporate proceedings relating to adoption of the Plans and the authorization for the issuance of the Shares pursuant to the Plans; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

        On the basis of the foregoing, we advise you that, in our opinion:

        1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

        2. The Shares to be sold from time to time pursuant to the Plans which are treasury shares, when issued as contemplated by the Registration Statement and the Plans, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by
               Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

        This opinion is furnished by us, as counsel to the Company, and is solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                     Very truly yours,

                                     /s/ Quarles & Brady LLP
                                     QUARLES & BRADY LLP